Exhibit 10.6

Performance Share Agreement

This Performance Share Agreement (this “Award Agreement”), dated as of ___________, 20__ (the “Grant Date”), between ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”), is being entered into pursuant to Article IX of the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).  The meaning of capitalized terms that are not defined in this Award Agreement may be found in the Plan.

The Company and the Participant hereby agree as follows:

Section 1. Confirmation of Grant.  Subject to the terms of this Award Agreement, the Company hereby evidences and confirms, effective as of the Grant Date, its grant to the Participant of Performance Shares representing the right to receive ______ Shares, which represents the number of Shares that would be earned under Section 2 of this Award Agreement if the Performance Goal set forth in Section 2 is achieved “at target” (the “Target Number of Shares”), as adjusted (i.e., increased or decreased) pursuant to Section 2 of this Award Agreement.  This Award Agreement is entered into pursuant to, and the terms of the Performance Shares are subject to, the terms of the Plan.  If there is any conflict between this Award Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 2. Vesting and Forfeiture.  So long as the Performance Goal, which is Cumulative Adjusted EPS (as defined below), is met or exceeded for the three-year Performance Cycle beginning January 1, 20__ and ending December 31, 20__, the Performance Shares shall vest on the last day of the Performance Cycle (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any Subsidiary through the Vesting Date, based on the following vesting formula:  the number of Performance Shares that vests on the Vesting Date will be determined by (i) multiplying the Target Number of Shares plus the number of additional Target Dividend Shares credited to the Participant pursuant to Section 5 of this Award Agreement by (ii)  the “Payout Multiple” derived from the chart below, with linear interpolation between Cumulative Adjusted EPS achievement points with corresponding Payout Multiple points:

Cumulative Adjusted EPS for the Performance Cycle	Performance Multiple	Performance Level	Payout Multiple
<xxx	0%		0%
$xxx	50%	Threshold	50%
$xxx	100%	Target	100%
≥$xxx	125%	Maximum	200%

For purposes of the forgoing chart, the Cumulative Adjusted EPS means the sum of Adjusted Earnings per Share (positive or negative) for each fiscal year during the Performance Cycle. The determination of the number of Performance Shares that vest will be certified by the Administrator as soon as reasonably practicable following the Vesting Date, but in no event later that 10 business days following the release of earnings by the Company for the Company’s 20__ fiscal year.

Adjusted Earnings per Share is calculated as Adjusted Earnings divided by the Adjusted Share Count.

Adjusted Earnings is defined as income (loss) from continuing operations before: amortization expense; 401(k) Plan corrective contribution; impairment of software and other related costs; non-cash impairment of property and equipment (including non-cash asset impairment charges of any kind); restructuring charges; gain on sale of Merry Maids branches; loss on extinguishment of debt; other expense (which is the earnings impact of the U.S. Virgin Islands and Florida (Sunland) matters); investment gain (loss); income and expense resulting from unusual or infrequent items as determined under accounting principles generally accepted in the United States of America; the cumulative effects of accounting changes; the earnings impact of cumulative acquisitions in excess of $50 million total purchase price per year; and the tax impact of all of the aforementioned adjustments.

Adjusted Share Count is defined as the diluted weighted-average common shares outstanding as disclosed in the Company’s Annual Report on Form 10-K for each fiscal year as adjusted to exclude all cumulative share repurchases in excess of 2.3 million shares during the Performance Cycle.

Any Performance Shares that do not become vested as of the Vesting Date shall be forfeited.

Section 3. Effect of a Change in Control.  In the event of a Change in Control occurring prior to the Vesting Date, subject to the Participant’s continued employment with the Company or any Subsidiary through the date of the Change in Control, any Performance Shares evidenced by this Award Agreement shall automatically become vested at the “Target” Performance Level indicated in Section 2 and otherwise subject to the provisions of the Plan.

Section 4. Effect of Termination of Employment.  Upon termination of the Participant’s employment with the Company and its Subsidiaries for any reason prior to the Vesting Date, the Performance Shares evidenced by this Award Agreement shall be forfeited, provided that if the Participant’s employment is terminated in a Special Termination (i.e., by reason of the Participant’s death or Disability) prior to the Vesting Date, then the Participant’s Performance Shares evidenced by this Award Agreement shall become vested as to the number of such Performance Shares that would have vested at the “Target” Performance Level indicated in Section 2, multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date through the date of the Special Termination and the denominator of which is the number of days in the Performance Cycle. The Participant, or the Participant’s estate or beneficiary, shall receive one Share in respect of each such vested Performance Share within 90 days following the date of the Special Termination.

Section 5. Dividend Equivalents.  If the Company pays any cash dividend or similar cash distribution on the Company Common Stock, the Company shall credit to the Participant with an additional number of Performance Shares (“Target Dividend Shares”) equal to the (A) product of (x) the Target Number of Shares plus the number of additional Target Dividend Shares held by the Participant as of the record date for such distribution times (y) the per share amount of such dividend or similar cash distribution on Company Common Stock divided by (B) the Fair Market Value of a Share on the dividend payment date, rounded down to the nearest whole number.    If the Company makes any dividend or other distribution on the Company Common Stock in the form of Shares or other securities, the Company will credit to the Participant with that number of additional Target Dividend Shares or other securities that would have been distributed with respect to the Target Number of Shares plus the number of additional Target Dividend Shares held by the Participant as of the record date for such distribution.  Any additional Target Dividend Shares or other securities shall be subject to the same terms and conditions as apply to the related Performance Shares that resulted in the crediting of such Target Dividend Shares or other securities.

Section 6. Settlement.  Except as otherwise provided in Article XIV of the Plan and in Section 4, promptly following the date on which the number of Performance Shares that vest is certified by the Administrator pursuant to Section 2 of this Award Agreement, but in any event during the Company’s 2019 fiscal year, the Participant shall receive one Share in respect of each such vested Performance Share.

Section 7. Miscellaneous

(a) Restrictive Covenants.  In consideration of the grant of the Performance Shares, during the Participant’s employment with the Company and its Subsidiaries (the “Company Group”) and for a period of twelve (12) months following the termination of the Participant’s employment (whether such termination is initiated by the Participant or the Participant’s employer), the Participant shall not (i) become employed by, operate or provide services to any business or other entity that competes with the Company Group; (ii) solicit or sell any product or service in competition with the Company Group to any person, business or other entity that is a customer of the Company Group; (iii) interfere with the Company Group’s relations with any of its customers, franchisees, subcontractors, consultants, vendors or business partners; or (iv) induce or encourage any Company Group employee to leave his/her position or to seek employment or association with any person or entity other than the Company Group.  This Award Agreement is in addition to and does not supersede any other agreements between the Participant and the Company Group prohibiting competition with the Company Group.

(b) Dispute Resolution.  Any dispute or controversy between the Participant and any member of the Company Group, whether arising out of or relating to this Award Agreement, the breach of this Award Agreement, or otherwise, shall be resolved in accordance with the ServiceMaster We Listen Dispute Resolution Plan then in effect.  Notwithstanding the foregoing, the Participant agrees that the members of the Company Group may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the restrictive covenants in Section 7(a) of this Award Agreement.

(c) Incorporation of Forfeiture Provisions.  The Participant acknowledges and agrees that, pursuant to the Plan, the Participant shall be subject to the Company’s Clawback Policy and any generally applicable disgorgement or forfeiture provisions set forth in Article XIII of the Plan as of the date of this Award Agreement or as required by applicable law after the date of this Award Agreement.

(d) Authorization to Share Personal Data.  The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge such personal data to the Company if and to the extent appropriate in connection with this Award Agreement or the administration of the Plan.

(e) No Right to Continued Employment. Nothing in this Award Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(f) Binding Effect; Benefits.  This Award Agreement shall be binding upon and inure to the benefit of the parties to this Award Agreement and their respective successors and assigns.  Nothing in this Award Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Award Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(g) Waiver; Amendment.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.  This Award Agreement may not be amended, modified or supplemented, except (i) by a written instrument executed by the Participant and the Company, (ii)  as authorized under the Plan (including under Section 4.3 of the Plan), or (iii) by the Administrator at any time, and from time to time, provided,  however, that the rights of the Participant under this Award Agreement shall not be adversely under this clause (iii) without the Participant's written consent.

(h) Applicable Law.  This Award Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.  Subject to the dispute resolution provision contained herein, any judicial action to enforce, interpret or challenge this Award Agreement shall be brought in the federal or state courts located in the State of Delaware, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action.

(i) Section and Other Headings, etc.  The section and other headings contained in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

(j) Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:
Name:
Title:

THE PARTICIPANT:

Name